CYTEK BIOSCIENCES, INC.
SECOND AMENDED AND RESTATED SEVERANCE BENEFIT PLAN
AND
SUMMARY PLAN DESCRIPTION

(Adopted January 1, 2020; as amended and restated on July 15, 2021; February 20, 2024 and September 23, 2026)

1.Introduction. The purpose of this Cytek Biosciences, Inc. Second Amended and Restated Severance Benefit Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible executives of the Company whose employment is terminated by the Company or a successor under certain circumstances. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (as defined below). This Plan shall supersede any individual agreement between the Company and any Covered Employee (as defined below) and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to a Covered Employee, in each case to the extent that such agreement, plan, policy or practice provides for severance benefits upon the Covered Employee’s separation from the Company. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.Definitions. For purposes of the Plan, the terms below are defined as follows:

2.1.“Administrator” means the Board or Compensation Committee prior to a Change in Control; or, after a Change in Control, one or more members of the successor Board or Compensation Committee or other persons designated by the Board or Compensation Committee prior to such Change in Control.

2.2.“Board” means the Board of Directors of the Company.

2.3.“Cause” means the termination of a Covered Employee’s employment with the Company or its subsidiaries due to (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (or local laws for international Covered Employees, as applicable); (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract or agreement between the Covered Employee and the Company or of any statutory duty owed to the Company; (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) gross misconduct. The determination that a termination of the Covered Employee’s employment is either for Cause or without Cause will be made by the Company, in its sole discretion.

2.4.“Change in Control” shall be as defined in the Company’s 2021 Equity Incentive Plan (as amended or amended and restated from time to time, the “2021 Plan”), other than with respect to changes to the Incumbent Board (as defined in the 2021 Plan), which shall not apply.

2.5.“Change in Control Period” means the time period beginning on the date that is three (3) months prior to when a Change in Control becomes effective and ending on the first anniversary of the effective date of such Change in Control.

2.6.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.7.“Company” means Cytek Biosciences, Inc. and any successor.

2.8. “Compensation Committee” means the Compensation Committee of the Board.

2.9. “Covered Employee” means an employee of the Company (i) with a title of Vice President or above, or (ii) if not covered by (i), has been designated by the Board to participate in the Plan, provided that in each case, such employee has timely and properly executed and delivered a Participation Agreement to the Company.

2.10. “Covered Termination” means a Covered Employee’s termination of the employment either (i) at any time, by the Company (or any parent or subsidiary of the Company) without Cause or (ii) during the Change in Control Period, by such Covered Employee for Good Reason.

2.11. “Effective Date” means February 20, 2024.

2.12. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13. “Good Reason” means the Covered Employee’s resignation from all positions the Covered Employee then holds with the Company (and all parents and subsidiaries of the Company) within 30 days following expiration of the cure period for the following events taken without the Covered Employee’s express written consent, provided that the Covered Employee has given the Board written notice of such event within 90 days after the first occurrence of such event setting forth the basis for the Covered Employee’s resignation and the Company has not reasonably cured such event within 30 days after the Board’s receipt of such written notice:

(i)a material reduction in the Covered Employee’s duties or responsibilities, provided that neither (A) a change in title nor (B) a change in the Covered Employee’s reporting relationships, in either case, by virtue of the Company being acquired or made part of a larger entity will be deemed a “material reduction” in and of itself;
(ii)a material reduction in the Covered Employee’s base salary, unless such reduction is made in connection with a similar action affecting all senior executives of the Company; or
(iii)a relocation of the Covered Employee’s principal place of employment to a place that increases the Covered Employee’s one-way commute by more than 50 miles as compared to the Covered Employee’s then-current principal place of employment immediately prior to such relocation.

2.14. “Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Covered Employee under the Plan, which has been signed and accepted by the Covered Employee.

2.15. “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to either Section 4 or 5, as applicable.

2.16. “Termination Date” means the Covered Employee’s last day of employment with the Company.
2.17. “Tier 1 Covered Employee” means the Chief Executive Officer of the Company.

2.18. “Tier 2 Covered Employee” means a C-level Covered Employee, including the Company’s Chief Operating Officer, Chief Financial Officer, Chief Legal Office and Chief People Officer.

2.19. “Tier 3 Covered Employee” means a Senior Vice President-level Covered Employee.

2.20. “Tier 4 Covered Employee” means a Vice President-level Covered Employee who commenced employment with the Company prior to the Effective Date.

2.21. “Tier 5 Covered Employee” means a Vice President-level Covered Employee who commences employment with the Company on or after the Effective Date.
3.Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, in the amounts set forth in Sections 4 and 5, only if such individual (a) is a Covered Employee and remains an employee of the Company or an affiliate of the Company on the date such individual experiences a Covered Termination, and (b) with respect to Severance Benefits under Section 5, was a Covered Employee as of the consummation of a Change in Control or during the three-month period prior to a Change in Control.

4.Severance Benefits.

4.1.Covered Termination Outside of the Change in Control Period. If, at any time other than during the Change in Control Period, a Covered Employee experiences a Covered Termination, then, subject to such Covered Employee’s compliance with Section 6, such Covered Employee shall receive the following Severance Benefits from the Company:

4.1.1. Cash Severance Benefits. The Covered Employee shall receive cash severance in an amount equal to the Covered Employee’s base salary for the number of months set forth below:

Tier 1 Covered Employee: 12 months
Tier 2 Covered Employee: 9 months
Tier 3 Covered Employee: 6 months
Tier 4 Covered Employee: 6 months
Tier 5 Covered Employee: 6 months
The cash amount shall be paid in a single lump sum payment on the 60th day following the Termination Date.
4.1.2. COBRA Premiums. Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA, the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Covered Termination for up to the number of months set forth below (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage). The Covered Employee shall notify the Company promptly after the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage.

Tier 1 Covered Employee: 12 months
Tier 2 Covered Employee: 9 months
Tier 3 Covered Employee: 6 months
Tier 4 Covered Employee: 6 months
Tier 5 Covered Employee: 6 months

5.Change in Control Severance Benefits.

5.1 Covered Termination During the Change in Control Period. If, at any time during the Change in Control Period, a Covered Employee experiences a Covered Termination, then, subject to the Covered Employee’s compliance with Section 6, the Covered Employee shall receive the following Severance Benefits from the Company:

5.1.1. Cash Severance Benefits. The Covered Employee shall receive cash severance in an amount equal to:

(i)the Covered Employee’s base salary (as in effect immediately prior to any reduction giving rise to Good Reason) for the number of months set forth below:

Tier 1 Covered Employee: 24 months
Tier 2 Covered Employee: 18 months
Tier 3 Covered Employee: 12 months
Tier 4 Covered Employee: 12 months
Tier 5 Covered Employee: 9 months; and

(ii)100% of such Covered Employee’s bonus target for the year in which such termination occurs.
The cash amount shall be paid in a single lump sum payment on the 60th day following the Termination Date.

5.1.2. COBRA Premiums. Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Covered Termination for up to the number of months set forth below (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage). The Covered Employee shall notify the Company immediately if the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage.

Tier 1 Covered Employee: 24 months
Tier 2 Covered Employee: 18 months
Tier 3 Covered Employee: 12 months
Tier 4 Covered Employee: 12 months
Tier 5 Covered Employee: 9 months

5.1.3. Equity Vesting. Each of the Covered Employee’s then outstanding equity awards shall accelerate and become vested and exercisable as to 100% of the unvested shares subject to the equity award, except any award granted after the Effective Date that explicitly overrides this provision in writing. Subject to Section 6, the accelerated vesting described in this paragraph shall be effective as of the Termination Date. For purposes of this Section 5.1.3, any equity awards subject to performance-based vesting shall accelerate based on target performance. Notwithstanding anything here into the contrary, nothing in the Plan shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company.

6.Conditions to Receipt of Severance.
6.1 Release Agreement. As a condition to receiving the Severance Benefits, a Covered Employee must sign a waiver and release of all claims in favor of the Company and its subsidiaries and affiliates (the “Release”) in such form as may be provided by the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company.

6.2 Other Requirements. A Covered Employee’s receipt of Severance Benefits pursuant to Section 4 or 5 will be subject to such Covered Employee continued material compliance with the terms of the Release, the Participation Agreement, any confidential information agreement, proprietary information and inventions agreement and any other agreement between the Covered Employee and the Company. Severance Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee is in material violation, at any time, of any legal or contractual obligation owed to the Company.

6.3 Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its subsidiaries or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any subsidiary or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 6.3. The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to a Covered Employee and the Company within 15 calendar days after the date on which such Covered Employee’s right to a Payment is triggered (if requested at that time by such Covered Employee or the Company) or such other time as requested by such Covered Employee or the Company.

7.Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits provided to a Covered Employee are intended to be and are exclusive and in lieu of any other severance and change in control benefits or payments to which such Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of such Covered Employee’s employment. The Covered Employee will be entitled to no severance or change in control benefits or payments upon a termination of employment that constitutes a Covered Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law (including any severance benefits that may be included in a severance agreement, employment agreement or similar contract between the Company or a subsidiary of the Company and the Covered Employee). Notwithstanding the foregoing, if a Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, such Covered Employee’s benefits under the Plan shall be provided only to the extent more favorable than such other arrangement. The Administrator, in its sole discretion, shall have the authority to reduce or otherwise adjust a Covered Employee’s benefits under the Plan, in whole or in part, by any other severance benefits, pay and benefits in lieu of notice, or other similar benefits payable to such Covered Employee under the Plan that become payable in connection with the Covered Employee’s termination of employment pursuant to (i) any applicable legal requirement, including the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the California Plant Closing Act or any other similar state law, or (ii) any policy or practice of the Company providing for the Covered Employee to remain on payroll for a limited period of time after being given notice of termination. The benefits provided under the Plan are intended to satisfy, in whole or in part, any and all statutory obligations of the Company that may arise out of a Covered Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.

8.Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if some or all of the Covered Employee’s Severance Benefits are subject to Section 409A and such Covered Employee is a “specified employee” within the meaning of Section 409A at the time of such Covered Employee’s separation from service (other than due to death), then such Severance Benefits otherwise due to such Covered Employee on or within the six-month period following such Covered Employee’s separation from service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following such Covered Employee’s separation from service but prior to the six-month anniversary of such Covered Employee’s date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of such Covered Employee’s death and all other benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A, and in no event shall the Company or any of its representatives be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Covered Employee on account of non-compliance with Section 409A.

9.Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

10.Administration. The Plan will be administered and interpreted by the Administrator (in the Administrator’s sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith.

11.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, a Covered Employee’s rights to receive payments and benefits pursuant to this Plan in connection with a Covered Termination during a Change in Control Period may not be adversely affected, without the Covered Employee’s written consent, by an amendment or termination of this Plan occurring during such Change in Control Period. Unless sooner terminated by the Administrator, the Plan will automatically terminate on the tenth anniversary of the Effective Date.

12.Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes they are entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of such claimant’s severance benefits under the Plan or (ii) the date the claimant learned that they will not be entitled to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision will be tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s Chief Executive Officer or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s Chief Executive Officer or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Chair of the Company’s Board of Directors.

13.Appeal Procedure. If the claimant’s claim is denied, the claimant (or such claimant’s authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of a claim denial or else the claimant will lose the right to such review. A request for review must set forth all the grounds on which such request is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to such claimant’s claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Chief Executive Officer, except in the case of an appeal filed by or on behalf of the Company’s Chief Executive Officer, in which case, the appeal will be reviewed by the Lead Independent Director of the Company’s Board of Directors.

14.Arbitration. No arbitration proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. Notwithstanding any other provision of the Plan, to ensure the timely and economical resolution of disputes, all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Plan will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Fremont, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment). By agreeing to this arbitration procedure, each Covered Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Covered Employees will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this section, whether by a Covered Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that a Covered Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of a Covered Employee if the dispute were decided in a court of law. Nothing in this paragraph is intended to prevent either a Covered Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Any arbitration must be commenced within one year after the Covered Employee’s receipt of notification that their appeal was denied. The foregoing provisions shall apply to the extent consistent with and permitted by ERISA.

15.Source of Payments. All severance benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

16.Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17.No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of such Covered Employee’s termination of employment.

18.Successors. Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business or assets which become bound by the terms of the Plan by operation of law, or otherwise.

19.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (except its conflict of laws provisions).
20.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

21.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

22.Additional Information.

Plan Name:    Cytek Biosciences, Inc. Second Amended and Restated Severance Benefit Plan

Plan Sponsor:    Cytek Biosciences, Inc.
47215 Lakeview Blvd.
Fremont, California 94538
(877) 922-9835

Identification Numbers:         EIN: 47-2547526

Plan Year:    Company’s fiscal year ending December 31

Plan Administrator:    Cytek Biosciences, Inc.
Attention: Administrator of the Cytek Biosciences, Inc. Second Amended and Restated Severance Benefit Plan
47215 Lakeview Blvd.

Fremont, California 94538
(877) 922-9835

Agent for Service of    Cytek Biosciences, Inc.
Legal Process:    Attention: Administrator of the Cytek Biosciences, Inc. Second Amended and Restated Severance Benefit Plan
47215 Lakeview Blvd.
Fremont, California 94538
(877) 922-9835
Service of process may also be made upon the Administrator.
Type of Plan:    Severance Plan/Employee Welfare Benefit Plan
Plan Costs:    The cost of the Plan is paid by the Company.
23.Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:
(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review at the Company.
(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why it was denied, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. The claim review procedure is explained in Section 12 and Section 13 above.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

* * * * *

APPENDIX A

CYTEK BIOSCIENCES, INC.
SECOND AMENDED AND RESTATED SEVERANCE BENEFIT PLAN

Participation Agreement

Cytek Biosciences, Inc. (the “Company”) is pleased to inform you, [name], that you have been selected to participate in the Company’s Second Amended and Restated Severance Benefit Plan (the “Plan”) as a Covered Employee. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to become a Covered Employee under the Plan, you must complete and sign this Participation Agreement and return it to [name] no later than [date].

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits and the amount of those benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Covered Termination.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable, and otherwise comply with the requirements under Section 6.1 of the Plan.

In accordance with Section 7 of the Plan, the benefits, if any, provided under the Plan are intended to be the exclusive benefits for you related to your termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits to which you otherwise would eligible to participate in any other Company severance and/or change in control policy, plan, agreement or other arrangement (whether or not subject to ERISA).

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Plan; (ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to its terms, including, but not limited to, Section 7 of the Plan; and (iii) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

CYTEK BIOSCIENCES, INC.    COVERED EMPLOYEE

Signature

Name:

Signature

Name:

Title:      Title:

Date:      Date:

Attachment: Cytek Biosciences, Inc. Second Amended and Restated Severance Benefit Plan